Exhibit 99.1

Contact Information:

Ribozyme Pharmaceuticals, Inc. 2950 Wilderness Place Boulder, CO 80301 (303) 449-6500 Marvin Tancer, CFO	CCG, Public/Investor Relations 15300 Ventura Blvd., Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 Sean Collins, Partner

RIBOZYME PHARMACEUTICALS, INC. RAISES ADDITIONAL $3.0 MILLION

BOULDER, CO – December 28, 2001 – Ribozyme Pharmaceuticals, Inc. (“RPI,” NASDAQ: RZYM) announced today that it has received gross proceeds of $3,000,000, from the sale of 750,000 shares and issued five year warrants to purchase 75,000 additional newly issued shares of its common stock at an exercise price of $5.00 per share. The proceeds from the financing will be used to fund research and development, to provide working capital and for general corporate purposes. The proceeds from this financing activity are in addition to the $9.5 million offering announced November 29, to bring the total to $12.5 million in proceeds. ABN AMRO Incorporated served as financial advisor and placement agency for the offerings.

           RPI, at www.rpi.com, is a global leader in the development of ribozyme-based biotherapeutics and diagnostic tools for the treatment and monitoring of significant human diseases. Ribozymes are the product of Nobel Prize-winning research and are synthetically engineered to act as "molecular scissors" capable of cleaving target RNA in a highly specific manner, blocking gene expression and preventing production of unwanted proteins. In addition to its therapeutic and diagnostic pipeline, RPI is leveraging its broad-based nucleic acid technology for applications in genomics, proteomics, and individualized therapeutics. To date, RPI has spun out and licensed technology to atugen AG which is focused on target validation and additionally earlier this year announced a licensing agreement with Archemix, Inc. for the use of allosteric ribozymes in drug discovery and optimization and environmental monitoring. RPI holds equity positions in both companies and retains certain residual rights.

           RPI's anti-hepatitis C virus ribozyme, HEPTAZYME™, is in Phase II clinical development in a multi-center trial in the U.S. RPI is partnered with Chiron Corporation for the development and commercialization of ANGIOZYME®, an anti-angiogenic ribozyme designed to inhibit the growth of new vasculature to supply blood to tumors and prevent tumor growth and metastasis, which is also in two Phase II clinical trials. Other RPI development projects include, HERZYME™, an anti-HER2 ribozyme for treatment of breast and other cancers in Phase I development and HepBzyme™, a ribozyme for the treatment of hepatitis B. The HERZYME program is being developed by an RPI/Elan joint venture, Medizyme Pharmaceuticals Ltd.

ANGIOZYME® is a registered trademark of Ribozyme Pharmaceuticals Inc. HEPTAZYME™, HERZYME™ and HepBzyme™ are trademarks of Ribozyme Pharmaceuticals Inc.

           This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially. These risk factors include actions by the U.S. Food and Drug Administration, technological advances, ability to obtain rights to technology, ability to obtain and enforce patents, ability to commercialize and manufacture products and general economic conditions. These and additional risk factors are identified in the Company's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings.

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